Exhibit 10.4

FRANCHISE AGREEMENT

Center Mobile Co., Ltd.as Franchisor and [*] as Franchisee hereby enter into this franchise agreement (hereinafter referred to as “this Agreement”).

1.	(Purpose)

1.	This Agreement aims to establish a framework where the Franchisor provides to the Franchisee: usage rights for specified trademarks and other business symbols (hereinafter referred to as “Licensed Marks, etc.”), know-how, intangible property rights, and business operation methods and business models. This is to enable the Franchisee to conduct unified operations of the Services and to facilitate smooth and dynamic economic activities through defining the rights relationship between the parties.

The Franchisee shall, in accordance with the provisions of this Agreement, provide the sales of goods and services specified by the Franchisor (hereinafter referred to as “the Services”) at the location detailed below.

Details: Store Location: [*]

[Checkbox] Mark here if no physical store location

Location Number: [*]

Service Contents: The Franchisor shall maintain SIM cards (hereinafter referred to as “Service SIM Cards”) for the Franchisee, who will provide these to their customers (hereinafter referred to as “Users”). This includes related promotional product sales and licensing of the communication device usage billing service application (Maimo app, hereinafter referred to as “Service App”) associated with the Service SIM Cards.

2.	(Number and Scope of License)

1.	The Franchisee agrees to use the Licensed Marks, etc., know-how, intangible property rights, business operation methods and business models possessed by the Franchisor within the limits specified by the Franchisor and under their responsibility.

2.	The Franchisee shall use the name “Center Mobile” and must display signage indicating that it is an authorized franchisee of Center Mobile. The Franchisee may only use the name “Center Mobile” at their authorized location.
3.	The Franchisee must not engage in any conduct that would damage the unified image, service, and technical standards, credit, or reputation specified by the Franchisor.
4.	The Franchisee must accept the management policies established by the Franchisor and must operate their business in compliance with these policies.

3.	(Independence of Contracting Parties)

1.	Both parties to this Agreement are independent businesses, and this Agreement does not grant Franchisee the status of agent, assignee, partner, performance assistant, employee or servant of Franchisor.
2.	The franchisee does not guarantee or assume the obligations of the franchisor.
3.	Franchisee operates the Franchised Store at its own discretion and management responsibility, and Franchisor does not guarantee the sales or success of the Franchised Store. Franchisee confirms that it has entered into this Agreement at its own discretion and responsibility, with full understanding thereof.
4.	The Franchisee shall make it clear to the outside world that the Franchised Store is operated by the Franchisor so that the Franchisee’s counterparties under this Agreement can externally and easily determine that the Franchisee is an independent business entity from the Franchisor.

4.	(Territory)

1.	The store territory shall be determined by business area agreement for each FC store.
2.	The standard territory shall be within a 1.7 km radius centered on this store, and within this territory, no new FC franchise or branch stores competing with this store and offering the same services shall be established.
3.	When establishing a new store that complies with the FC store requirements, the Franchisee must obtain prior written approval from the Franchisor and must accept new responsibilities in accordance with the business area determined by the Franchisor.

4.	Regarding the opening of other Center Mobile Group franchise stores in the same region where the FC store is located, this shall be done under the Franchisor’s management and supervision.
5.	When the Franchisor and/or Franchisee operate the same or similar businesses at the FC store location, they shall obtain approval and permission from the Franchisor.
6.	If the total number of store visits reaches 200 or more within 12 months from the start date of this Agreement, no new franchises or branch stores targeting the same services as the FC store shall be established within the territory specified in Section 4-2 above.

5.	(Competition Prevention Obligations)

1.	Regardless of name or form, within any area where there is a store using the name “Center Mobile” (regardless of whether it is this store or other FC stores), the Franchisee shall not engage in any transactions related to the same or similar businesses as this business with respect to business type and business category. Moreover, they shall not act as a third party to assist in such activities.
2.	In the event that the Franchisee violates this provision, they shall immediately cease such violating activities and pay compensation to the Franchisor in the amount of 1,000,000 yen per FC store.

6.	(Uniformity of Advertising)

1.	When the Franchisee conducts any advertising regarding the Services under this Agreement, they must obtain the approval and permission of the Franchisor. However, in this Agreement, it is acknowledged and understood that the Franchisor may approve or reject any advertising for any reason, and certain advertising may not be permitted.
2.	Advertising of the Services under this Agreement shall be conducted in a unified manner by the Franchisor, and the allocation of these expenses shall be borne according to separately determined periods.

7.	(Management Guidance and Training)

1.	The Franchisor shall provide management know-how guidance to the Franchisee regarding the Services.

2.	The Franchisor’s obligations regarding guidance for the Franchisee’s business commencement to end users shall be as stipulated in Article 17.
3.	Prior to commencing the Services, the Franchisee must, following the Franchisor’s instructions, receive management training for their store operations (including those designated to receive such training) and have at least one store manager (including staff members) designated by the Franchisor complete the training and receive certification as a “Certified Manager.”
4.	The Franchisee shall pay the Franchisor an initial training fee of ___ million yen (training fee).
5.	If the Franchisor determines that a Certified Manager has not achieved the required standard level, they may order the Franchisee to have such person undergo retraining. The costs associated with retraining and substitute personnel during the training period shall be borne by the Franchisee.
6.	Training fees paid by the Franchisee to the Franchisor under the provisions of this Agreement shall not be returned to the Franchisee regardless of reason. Furthermore, the Franchisee may not claim a refund for the costs of substitute personnel during the training period.
7.	After the commencement of the Services, and prior to any specification changes of the Service SIM cards, the Franchisor may require the Franchisee to undergo training and obtain relevant certification for such training.

8.	(Franchisee’s Obligations)

1.	Regarding the operation of the Services, store management, employee supervision, and other management methods, the Franchisee must comply with the Franchisor’s specifications and instructions.
2.	When the Franchisee enters into a contract (hereinafter referred to as “Usage Contract”) with a user regarding the use of the Service SIM cards, they shall immediately report to the Franchisor the date and time of such usage contract, the user’s name and address, and the contract number in accordance with separately specified methods. This shall be the same when the Usage Contract is terminated. Additionally, when processing user contracts, this must be done using the forms (contract forms) separately specified by the Franchisor, and any contract processing by other methods or direct contracts between users and the Franchisor shall not be permitted.

3.	If the number of Usage Contract cancellations (hereinafter referred to as “Cancellation Rate”) exceeds 1% of the total number of Usage Contracts at the end of any given month, the Franchisee shall, following the Franchisor’s instructions, take necessary management improvement measures and other appropriate measures.

9.	(Franchisee’s Obligations Regarding Users)

1.	The Franchisee shall create and properly manage terms of service, usage period, and other regulations (hereinafter referred to as “Usage Terms”) that stipulate the conditions for providing the Services to users.

(1) The Franchisor and Franchisee cannot guarantee the content of information transmitted through host computers, network centers, and access points (hereinafter referred to as “Network”). Furthermore, the Franchisor and Franchisee shall not monitor the above transmissions.

(2) The Franchisee shall assume responsibility for information acquired through the Network usage.

(3) The Franchisee may not provide the Services to anyone other than users.

(4) Users’ personal information may be disclosed when there is a request from legal authorities based on laws and regulations. Additionally, usage records shall be stored and managed as confidential information prior to personal identification. Based on the condition of obtaining consent from the user, information related to the Franchisor and affiliated organizations, or information requested by related organizations, may be provided to the Franchisor and/or disclosed to third parties.

(5) The Franchisor and Franchisee acknowledge that all communications through wireless data transmission are solely for users who have received the applicable user accounts.

(6) Users shall agree that their account information and other personal information may be shared between the Franchisor, Franchisee, and carriers for the purpose of using the Services.

(7) Users shall comply with contracts, terms of use, and other conditions related to telecommunications services from carriers and other electrical telecommunications providers in addition to the Franchisee’s usage rules.

(8) Users shall prepare and maintain necessary equipment (information terminal devices) required to use the Services at their own expense and responsibility.

(9) Users shall manage IDs, passwords (hereinafter referred to as “ID Information”), and other information necessary for using the Services at their own expense and responsibility. Additionally, users shall be responsible for all usage under their ID Information and for any damages incurred due to inadequate management, unauthorized use, or theft by third parties, and the Franchisor shall not bear any responsibility.

(10) To prevent unauthorized use of the Services, users agree to undergo personal information and ID information verification procedures with the Franchisee, carriers, affiliated businesses, and transportation and sales companies.

(11) When users contract for multiple lines at the same name and address, they shall be limited to a maximum of 5 contracts. If more than 5 contracts are needed, implementation of identity verification measures shall be required. Users agree that contracts may be terminated if identity verification cannot be completed.

(12) If the Franchisor and Franchisee detect multiple lines being used in a way that appears unreasonable or fraudulent, they may restrict or suspend communications when such usage may cause significant burden to the Franchisor, Franchisee, or third-party networks.

(13) The Franchisor and Franchisee may temporarily restrict service usage to maintain public security.

(14) If users agree to service termination under this Agreement, the Franchisor and Franchisee shall promptly notify users and may delete or partially delete information provided by users or move it to a state where others cannot view it.

2.	Users must not engage in the following acts when using the Services, and the Franchisor must clearly state the following acts as “Prohibited Actions” in the Usage Terms:

(1) Actions that infringe on the intellectual property rights or other rights of others (including the Franchisor; the same applies hereinafter)

(2) Actions that infringe on the privacy, reputation, or personal information of others

(3) Actions that defame others or harm their trust or reputation

(4) Actions that interfere with or disrupt public order and morals

(5) Actions to upload, distribute, or link to content related to pornography, violence, child abuse, or dangerous materials

(6) Actions related to the usage or promotion of narcotic drugs, regulated substances, or counterfeit products, or advertising of unapproved medical products

(7) Actions to advertise financial products without proper registration

(8) Actions to circumvent or assist in circumventing network charges

(9) Actions to intercept or delete information used by others’ websites or through the Services

(10) Actions to place one’s own ID information in a state where it can be shared with or used by others

(11) Actions to use the Services by impersonating others (including actions to fraudulently use other users’ ID information, or actions to make modifications to email headers for the purpose of fraud)

(12) Actions to transmit or maintain computer viruses or other harmful computer programs in their received state

(13) Actions to subscribe to or apply for others’ managed bulletin boards (including net news, mailing lists, chat rooms) without following the management policies or rules, or to make postings that violate location or other guidelines

(14) Actions to send advertising or promotional emails without obtaining the recipient’s consent

(15) Actions to send emails (including notification emails) that contain chain letters or that the recipient has opted out of, or that cause any other nuisance

(16) Actions that facilitate or encourage illegal gambling or gambling, or encourage participation in illegal gambling or gambling

(17) Actions that commit, assist in, or solicit (including referrals to others) illegal acts (including unauthorized reproduction, unauthorized distribution of controlled substances, possession of weapons, public indecency, invasion of privacy, etc.)

(18) Actions to transmit specific sensitive information to an unspecified large number of people regarding information that could cause discrimination such as race, beliefs, social status and birthplace

(19) Actions to defraud or mislead people, or to introduce high-interest loans or suspicious investment products to others

(20) Actions related to criminal or illegal activities, or actions that assist in spreading information with similarly high risk, or actions that help spread information that unfairly agitates, intimidates, invades privacy, or causes unspecified individuals to feel threatened

(21) Actions that violate public order and morality, or that infringe on the rights of others, or that the Franchisor has determined to be inappropriate

(22) Actions to inappropriately access others’ facilities, equipment, or machines

(23) Actions to use or attempt to operate the Services in a way that places an excessive burden on servers managed by others

(24) Actions to post links that lead to content with any of these violations while knowing of such violations

(25) Actions that violate laws or public order and morality, or that infringe or may infringe on others’ rights

(26) Actions that the Franchisor determines are likely to violate any of the above

3.	The Franchisee shall be solely responsible for processing any and all complaints or other claims regarding the conduct of the Subscriber. However, if data stored on Franchisor’s servers, etc. is necessary for Franchisee to process a claim, Franchisor shall cooperate with Franchisee in such work.
4.	The Franchisee shall establish customer service points for contract details, billing matters, and technical support for users regarding the Services.
5.	The Franchisee shall strongly promote to users that personal identification be carried out at the time of Service application.

10.	(Personal Identification)

1.	When applying for voice communication services, pursuant to Article 8 (Franchisee’s obligations regarding users) Paragraph 7, and based on the Franchisee’s responsibility, when the Franchisee provides voice communication services to users or when providing services requiring voice communication service usage, the Franchisee must perform personal identification (referring to personal identification as stipulated in Article 3 of the Act on Prevention of Illegal Mobile Phone Use (Act No. 31 of 2005, hereinafter referred to as the “Act on Prevention of Illegal Mobile Phone Use”)) and personal identification related to users (referring to contract verification as stipulated in Article 9 of the Act on Prevention of Illegal Mobile Phone Use), and must report to the Franchisor when such personal identification has been performed.

11.	(Definition of Confidential Information)

1.	In this Agreement, confidential information shall refer to the following:

(1) “Personal Information” meaning information related to individuals contained in business information, including telephone numbers assigned to individual subscribers, numbers, symbols, and other codes, or other information that can identify specific individuals based on name, sound, or image.

(2) Among information disclosed by either party to this Agreement during the effective period (hereinafter referred to as “Disclosed Information”), technical information that is clearly marked or indicated as confidential in writing or orally, diagrams, figures, and other materials containing valuable information (including electronic data and electromagnetic records).

2.	Notwithstanding the provisions of the preceding paragraph, the following information shall not be included in confidential information:

(1) Information that was already publicly available at the time of disclosure, or that became publicly available through no fault of the party receiving such disclosure.

(2) Information that the receiving party legitimately obtained without confidentiality obligations from third parties who had legitimate rights and authority.

(3) Information that the receiving party already possessed at the time of disclosure.

(4) Information that the receiving party developed independently without relying on the disclosed information.

12.	(Confidentiality Obligations)

1.	A Franchisee who has received confidential information shall maintain reasonable management procedures to receive, store, and handle confidential information securely, and take necessary measures to fully protect the confidentiality of such information.
2.	When a Franchisee who has received confidential information obtains initial confidential information, they shall immediately report this to the disclosing party.
3.	A Franchisee who has received confidential information shall ensure their employees and subcontractors comply with the confidentiality obligations stipulated in this Agreement regarding the handling of confidential information in relation to this business.
4.	When a Franchisee who has received confidential information is requested by law to disclose such information, they shall promptly notify the relevant party.

13.	(Prohibition of Confidential Information Leakage)

1.	Franchisee shall not, during the term of this Agreement or after termination of this Agreement, divulge to any third party any trade secrets relating to Franchisor’s products, customer information or management that Franchisee has learned in connection with this Agreement, nor shall Franchisee use such information to compete for business.

14.	(Prohibition of Use Outside Intended Purpose)

1.	The Franchisee shall use confidential information disclosed by the disclosing party only for the purposes of this business. The consent of the disclosing party must be obtained before using such information for any other purpose.

15.	(Personal Information Management)

1.	The Franchisee shall not allow the disclosure of personal information to any third parties other than employees engaged in this business.
2.	The Franchisee shall, for the purpose of managing personal information, maintain proper access controls for personal information and create, store, manage, and maintain lists of risks to personal information, and implement security measures.

16.	(Prohibition of Assignment of Rights)

1.	Neither the Franchisor nor Franchisee shall assign or pledge to third parties all or part of any rights and obligations arising from this Agreement without obtaining prior written consent from the other party.

17.	(Franchise Fee)

1.	The Franchisee shall pay to the Franchisor the franchise fees specified below as franchise fees simultaneously with this Agreement. Furthermore, these franchise fees shall not be refunded under any circumstances.

(1) When the Franchisee conducts business at a store located (Store Opening Fee) 700,000 yen (tax included)

(2) When the Franchisee conducts business with a store location, within the same store area (Additional Store Fee) 800,000 yen (tax included)

18.	(Royalty Fee)

1.	The Franchisee shall pay to the Franchisor the following amounts (tax included) as royalty fees (license usage fees) based on the number of contracts during the contract period, as specified below:

(1) When the Franchisee does not provide support to users (Franchisee Independent Support Type) 5,000 yen

(2) When the Franchisee provides support in response to inquiries about electrical problems, etc., from users (Franchisee Support Type)

Number of contracts currently in use by users:

0-1,000 contracts:	100,000 yen
1,001-2,000 contracts:	200,000 yen
2,001-3,000 contracts:	300,000 yen
3,001-4,000 contracts:	400,000 yen
4,001-5,000 contracts:	500,000 yen
5,001 contracts or more:	[amount not specified]

2.	Regarding the payment of the above royalty fees, the Franchisee shall calculate the number of contracts as of the end of each month, and pay the corresponding amount by the end of the following month by the method separately designated by the Franchisor.

19.	(Incentive Provisions)

1.	The Franchisor shall pay to the Franchisee 750 yen (tax included) per contract as incentive fees for voice 20G plan, voice 50G plan, data 20G plan, and data 50G plan subscribers. For voice 3G plan and data 3G plan, the Franchisor shall pay to the Franchisee 280 yen (tax included) per contract per month as incentive fees. However, it is acknowledged that the incentive fees of 750 yen (tax included) and 280 yen per contract per month may change due to changes in purchase prices and SIM sales prices.
2.	The Franchisor shall pay to the Franchisee 600 yen (tax included) per unit as incentive fees for pocket Wi-Fi devices sold during the contract period. However, it is acknowledged that the incentive fee of 600 yen (tax included) per unit per month may change due to changes in purchase prices and pocket Wi-Fi sales prices.
3.	Based on reports from the Franchisee as specified in Paragraphs 1 and 2 above, the Franchisor shall confirm the number of contracts at the end of each month, and based on this number, shall pay the relevant fees by the end of the following month for the number of contracts determined for that month.
4.	If there are changes to the incentive fees, the Franchisor shall notify the Franchisee in advance and negotiate new incentive fees.

20.	(Fees Related to Companies Introduced for Advertising)

1.	When the Franchisee introduces a company that wishes to advertise the Franchisor’s services to the Franchisor, and an advertising agreement is established between the Franchisor and that company, if the introduced company makes advertising payments to the Franchisor, the Franchisor shall pay to the Franchisee a fee calculated according to the rate specified in the following paragraph based on the advertising fees paid by that company to the Franchisor.
2.	The rate specified in Paragraph 1 shall be 10% of the advertising fees paid by the introduced company to the Franchisor.
3.	The fees specified in Paragraph 1 shall be paid by the method designated by the Franchisor by the end of the month following the date when the Franchisee received the advertising fees from the introduced company.
4.	If there are any changes to the fees specified in Paragraphs 1 and 2, the Franchisor shall notify the Franchisee of such changes in advance.

21.	(Prohibition of Transfer of Franchise Rights)

1.	The Franchisee shall not transfer any rights or obligations under this Agreement to third parties without the consent of the Franchisor.

22.	(Attribution of Copyrights)

1.	When works (including but not limited to databases, reports, and program source code) are created in connection with the execution of the Services, all copyrights of such created works shall belong to the Franchisor, and the Franchisee agrees not to exercise any moral rights against the Franchisor.

23.	(Exclusion of Anti-Social Forces)

1.	Each contracting party warrants to the other party the following matters:

(1) That they themselves are not and will not become a member of organized crime groups, organized crime group members, persons who have ceased to be organized crime group members within the past five years, organized crime group affiliated enterprises, corporate racketeers, social movement advocating groups, special intelligence violence groups, or other similar parties (hereinafter collectively referred to as “Anti-Social Forces”)

(2) That they do not have relationships with Anti-Social Forces in the following ways: a. Relationships suspected of using Anti-Social Forces for the purpose of obtaining unjust profits for themselves, their company, or third parties, or causing damage to third parties b. Relationships involving provision of funds or benefits to Anti-Social Forces, cooperation with their activities, or knowingly participating in their activities

(3) That their officers (including directors, executive officers, executive directors, managing directors, auditors, board members, and other persons who hold positions by whatever name and are substantially involved in management) are not Anti-Social Forces and that they do not have relationships that should be socially criticized with Anti-Social Forces

(4) That they will not allow Anti-Social Forces to use their name to execute this Agreement

(5) That they will not engage in any of the following acts themselves or through the use of third parties in relation to this Agreement: a. Violent demanding acts b. Unreasonable demanding acts beyond legal responsibility c. Threatening behavior or using violence in transactions d. Acts that damage the reputation of the other party, interfere with their business by spreading rumors or using fraudulent means, or acts that obstruct their business e. Other equivalent acts

2.	The Franchisor or Franchisee may terminate this Agreement without any notice in the event that the other party is found to fall under any of the following: a. When it is determined that they have made a false declaration regarding the warranties in items (1) through (3) above b. When it is determined that they have violated the warranty in item (4) above c. When they have engaged in acts that violate item (5) above
3.	In the event this Agreement is terminated pursuant to the provisions of the preceding paragraph, the terminating party shall not be liable to compensate for any damages incurred by the terminated party.
4.	In the event this Agreement is terminated pursuant to Paragraph 2, the terminated party shall not make any claims against the other party regarding any damages arising from such termination.

24.	(Preliminary Contract with Third Parties)

1.	The Franchisee shall not conclude preliminary contracts, factory agreements, or any other similar agreements with third parties regarding the implementation of the Services.
2.	In the event that preliminary contracts, factory agreements, or other beneficial agreements are concluded between third parties regarding the execution of the Services, the Franchisee shall resolve this at their own responsibility and expense. However, if such preliminary contract relationship is based on the Franchisor’s instructions, the Franchisor shall be responsible for resolving it
3.	When both the Franchisor and Franchisee become aware of the occurrence of a dispute, they shall immediately notify each other, and the Franchisor shall cooperate with the necessary provision of materials and other reasonable dispute resolution measures with the Franchisee.

25.	(Compensation for Damages)

1.	If either the Franchisor or Franchisee violates this Agreement and causes damage to the other party, the violating party shall compensate the other party for such damages. The scope of damage compensation shall be limited to direct damages actually incurred at the time of the violation. However, neither party shall be liable for damages arising from circumstances that could not be prevented even with the exercise of due care.

26.	(Effective Period of Agreement)

1.	The effective period of this Agreement shall be one year from the execution date of this Agreement. However, if neither party expresses their intention not to renew through written notice at least three months prior to the expiration of the term, this Agreement shall be automatically renewed for another one-year term under the same conditions.

27.	(Changes to Agreement)

1.	If the Franchisor determines that changes to the contents of this franchise agreement (hereinafter referred to as “this Agreement”), such as incentive fee amounts, royalty fee amounts, or support contents, are necessary, the Franchisor and Franchisee may change the Agreement upon mutual consultation. In such case, the Franchisor and Franchisee shall discuss the contents of the Agreement, incentive fees, royalty fees, etc., and newly execute an agreement.

28.	(Termination of Agreement)

1.	Each party may terminate this Agreement without notice when the other party falls under any of the following reasons:

(1) When receiving a disposition of bankruptcy, civil rehabilitation, corporate reorganization, or dissolution

(2) When a provisional seizure, provisional disposition, compulsory execution, or petition for auction is filed

(3) When receiving a business suspension order

(4) When credit with the Franchisor is significantly impaired

(5) When the Franchisee (in case of an individual) dies

(6) When the Franchisee (in case of an individual) becomes incompetent, or when guardianship, curatorship, or assistance is commenced, or when they become subject to similar circumstances

(7) When the Franchisee’s representative receives a disposition of guardianship or has their rights under adult guardianship terminated

(8) When payment of royalties or parts purchase fees is delayed two or more times

(9) When making a false declaration during the term of this Agreement

(10) When violating Article 12 (Use of Confidential Information), Article 15 (Personal Information Management), or Article 19 (Prevention of Information Leakage)

(11) When transferring rights under this Agreement to third parties without obtaining the Franchisor’s approval

(12) When it is determined that there is a significant contractual violation in relation to business dealings and it is clearly impossible to continue this Agreement

(13) When significantly damaging the credit of the Franchisor in relation to customers and preliminary contracts

(14) When it is deemed impossible or significantly difficult to continue this Agreement due to other violations by the Franchisee of this Agreement or related contracts

2.	If the Franchisor unreasonably rejects requests for renewal of this Agreement or review of contractual terms, or if the Franchisor does not set a reasonable period and provide reasonable grounds despite the Franchisee’s current store location being unable to be maintained, the Franchisee may terminate this Agreement.
3.	If circumstances corresponding to Paragraph 2 exist regarding the Franchisee, whether this Agreement has been terminated or not, the Franchisee shall lose their rights to prior notice, and must pay any debts owed to the Franchisor immediately.

29.	(Measures After Agreement Termination)

1.	When this Agreement is terminated due to any of the circumstances in the preceding articles, the Franchisee must pay any debts to the Franchisor immediately, including those whose payment date has not yet arrived.
2.	When this Agreement is terminated, the Franchisee must immediately cease using any licensed symbols, signs, or other identifying marks of the Franchisor and must remove these from their store, signage, and all other places. Furthermore, the Franchisee must immediately return to the Franchisor any SIM cards, sales products, and other goods provided by the Franchisor.

30.	(Non-Competition Obligation After Agreement Termination)

1.	For two years after the termination of this Agreement, the Franchisee shall not engage in any business that is the same as or similar to the Services in the territory where they were conducting the Services, nor shall they operate as an employee, officer, or similar position of a company that operates such business, nor shall they engage in such business as a third party. However, this shall not apply if there is written approval from the Franchisor.
2.	The preceding paragraph’s restrictions shall be void if the services sold at stores operated by the Franchisee are smartphone or game-related repair services.
3.	If the Franchisee violates these provisions, they shall immediately cease such violating activities and pay compensation to the Franchisor in the amount of 1,000,000 yen per store as liquidated damages. These liquidated damages shall be based on the consulting fees and basic fees paid by the Franchisor to the Franchisee and shall not preclude claims for damages.

31.	(Jurisdiction Agreement)

1.	The parties agree that the Osaka District Court having jurisdiction over the location of the Franchisor’s head office shall be the exclusive court of jurisdiction for all disputes concerning this Agreement and any agreements ancillary to this Agreement.

32.	(Matters Outside the Agreement)

1.	Any matters not stipulated in this Agreement and any interpretation of provisions in this Agreement shall be determined through consultation between the Franchisor and Franchisee.

In witness whereof, two copies of this Agreement have been prepared, and after both parties have signed and affixed their seals, each party shall retain one copy.

[Date]

Franchisor: [Address]

Center Mobile Co., Ltd.

Representative Director [*][seal]

Franchisee: [Address]

[Company’s name]

[Representative’s name and position] [Seal or signature]